Exhibit 99.1

Danka Reports Results for Fourth Quarter and

Fiscal Year 2003

ST. PETERSBURG, FLORIDA (May 22, 2003) – Danka Business Systems PLC (NASDAQ: DANKY) today announced results for the fourth quarter and fiscal year ended March 31, 2003. The company will hold a conference call today at 11:00 a.m. EST to discuss these results.

Fourth Quarter Results

Danka reported operating earnings from continuing operations of $7.8 million in the fourth quarter of fiscal year 2003, a $10.7 million improvement over the $2.9 million loss posted in the comparable period a year ago. Losses from continuing operations before discontinued operations and extraordinary items were $1.1 million, compared to earnings from continuing operations before discontinued operations and extraordinary items of $4.6 million in the year-ago quarter. After allowing for the dilutive effect of dividends and accretion on participating shares, the company posted a $.09 loss from continuing operations before discontinued operations and extraordinary items in the fourth quarter for basic and diluted earnings per American Depositary Share (ADS). That compares to a $.00 earnings per basic and diluted ADS in the year-ago quarter. Assuming the impact of not amortizing goodwill in accordance with SFAS No. 142, earnings would have been $.02 per basic and diluted ADS in the year-ago quarter.

Total revenues from continuing operations were $356.0 million in the fourth quarter, a decline of $15.6 million or 4.2% from the $371.6 million posted in the year-ago quarter. The decline in total revenues in the quarter was partially offset by a $23.9 million foreign currency benefit. Retail equipment and related revenues were $126.8 million in the fourth quarter, a 2.4% decrease from the year-ago quarter. This decrease was primarily due to reduced sales in our International business while U.S. and European retail equipment and related sales were basically flat from the year-ago quarter. European and International retail equipment and related revenues were favorably impacted by foreign currency gains of $7.7 million in the fourth quarter. Retail service, supply and rental revenues were down 6.8% from the year-ago quarter to $206.1 million, offset in part by a $12.1 million foreign currency gain. The Company’s revenues continue to be negatively impacted by competitive economic and market conditions, technology convergence, the global slowdown in capital spending and the Company’s focus on certain higher margin sales.

Overall gross margins increased to 37.7% in the fourth quarter from 37.6% in the comparable period a year ago. The retail equipment and related sales margin increased to 37.1% from 35.5% due to higher margins in our U.S. business over the prior year fourth quarter. Gross margins for service, supplies and rentals decreased slightly to 40.1% from 40.6% primarily due to declining margins in the Company’s International business while the European wholesale gross margins increased to 19.1% from 17.8%. U.S. gross margins improved to 43.6%, from 42.8% in the prior year fourth quarter. The fourth quarter gross margins were positively impacted by $2.0 million of lease and residual payments from an external lease funding program.

Overall SG&A expenses in the fourth quarter decreased by $10.0 million or 7.3% to $127.2 million from $137.2 million in the year-ago quarter. The current quarter SG&A decrease was due to declining payroll as a result of reduced staffing and lower depreciation costs that were offset, in part, by increased bad debt expense and professional fees associated, in part, with the Company’s Vision 21 process and systems reengineering initiative.

“We saw some encouraging signs in our business in the fourth quarter,” commented Lang Lowrey, Danka’s Chairman and Chief Executive Officer. “We continued to generate strong gross margins, particularly in the U.S., where our hardware gross margins exceeded 40% for the first time in the last five years. It is evident that our operational and strategic initiatives that center around bringing value to our customers have taken root and are providing tangible benefits to the Company and its customers,” said Lowrey. “We also continued to generate strong, positive cash flow and closed the quarter with $87.0 million in total cash which is up from $71.0 million in our third quarter.”

Twelve-Month Results

For the fiscal year ended March 31, 2003, Danka’s operating earnings from continuing operations were $44.9 million, compared to $9.3 million in the same period a year ago. Earnings from continuing operations before discontinued operations and extraordinary items were $9.7 million, compared to a loss of $9.9 million in the year-ago period. After allowing for the dilutive effect of dividends and accretion on participating shares, the company recorded a $.13 loss in the current twelve-month period for basic and diluted earnings per ADS from continuing operations before discontinued operations and extraordinary items. That compares to a loss of $.43 per basic and diluted ADS in the prior period. Assuming the impact of not amortizing goodwill in accordance with SFAS No. 142, the loss would have been $.35 per basic and diluted ADS in the prior period.

Total revenues from continuing operations were $1.4 billion during the fiscal year ended March 31, 2003, a decline of $155.2 million or 10.0% from the $1.6 billion posted in the prior year. The decline in total revenues for the fiscal year was partially offset by a $54.1 million foreign currency benefit. Retail equipment and related revenues were $476.7 million during the current fiscal year, an 11.5% decrease from the prior year, offset in part by a $17.4 million foreign currency benefit. Retail service, supply, and rental revenues were $838.7 million, a 10.6% decrease from the prior year, offset in part by a $27.5 million foreign currency benefit. Primary reasons for the revenue declines were competitive economic and market conditions, the industry-wide conversion from analog-to-digital equipment, technology convergence, the global slowdown in capital spending and the Company’s focus on certain higher margin sales.

Overall gross margins increased to 37.4% in the current fiscal year compared to 35.4% in the year ago period. The retail equipment and related sales margin increased to 34.8% from 26.8% primarily due to an improvement in the

U.S. and European business and approximately $10.0 million of incremental lease and residual payments from a diminishing external lease funding program. Gross margins for service, supplies and rentals decreased to 40.7% from 41.7% primarily due to margin weakness in the International business, while the European wholesale gross margin increased to 19.1% from 18.5%.

Overall SG&A expenses in the current fiscal year were down $46.4 million or 8.7% to $484.9 million as compared to $531.3 million in the prior year. The decline in SG&A was due to a reduction in labor costs, reduced facility costs and lower depreciation expenses. These SG&A expense reductions were offset, in part, by increased consulting and professional expenses associated with the Vision 21 project.

Net cash provided by operating activities during the year was $155.0 million compared to $155.6 million in the prior year. Free cash flow (defined as net cash provided by operating activities less capital expenditures plus proceeds from the sale of property and equipment) was $107.1 million during the year compared to $105.9 million in the prior year. (see reconciliation to GAAP at page 9). Total capital expenditures in the current fiscal year were $48.6 million compared to $50.6 million in the prior year. Total capital expenditures during the year related to the Vision 21 project were $12.9 million.

The company reduced its total debt as of March 31, 2003 by $71.6 million or 23.5% to $232.9 million from $304.5 million as of March 31, 2002. The company’s total leverage ratio (total debt divided by the trailing 12-month EBITDA (earnings from continuing operations before income taxes, interest expense, depreciation and amortization)) improved to 2.2 to 1 as of March 31, 2003 from 2.8 to 1 as of March 31, 2002. (see reconciliation to GAAP at page 9).

“Overall we are pleased with the progress we have made this year,” stated Lowrey. “Notable among our achievements were:

•	the continued realignment of Company strategies to improve gross margins, generate cash and reduce debt;

•	the success achieved by our Danka @ the Desktop and Professional Services growth initiatives and the positive contribution these businesses have made to our margin success;

•	the incubation of our multi-vendor services business in the U.S.;

•	the shift in the Company’s installed base to approximately 44% digital worldwide which, as that percentage continues to increase, will ultimately place us in a position to grow our services and supplies revenue, and

•	other initiatives, especially Vision 21, which give us the opportunity to provide our customers with world class service and strengthen our business systems.

In the coming fiscal year, we will continue to drive these important initiatives through the organization as well as address the other major challenges which we are confronting, including the continued significant expenditures on our Vision 21 initiatives over the first two quarters of this fiscal year,” said Lowrey.

“We are continuing on our revised schedule for implementing our new Oracle ERP systems in the U.S., the cornerstone of our Vision 21 reengineering plan,” said Gene Hatcher, Danka’s Chief Information Officer. “We devoted substantial time this quarter to ensuring full functionality in the system before commencing the rollout to the rest of the U.S. business this summer and we are pleased with the progress we have made. We expect this investment will ultimately enable Danka to substantially reduce general and administrative costs, better serve our customers, and improve process and efficiency in the Company. We will continue our geographic deployment in the early summer, and currently expect to convert the remaining 65% of our U.S. business to Oracle by the late summer or fall. We now project the total cost of the implementation to be up to $50 million,” concluded Hatcher.

Conference Call

A conference call to discuss Danka’s fourth quarter and fiscal year 2003 results has been scheduled for today Thursday, May 22 at 11:00 a.m. EST. The dial-in number is (800) 399-7982. If you are unable to join the call, a replay will be available until Friday, May 30 at 5:00 p.m. EST. To access the replay, please call (800) 642-1687 and enter conference ID number 467251.

About Danka

Danka delivers value to clients worldwide by using its expert technical and professional services to implement effective document information solutions. As one of the largest independent providers of office imaging systems and services, the company enables choice, convenience, and continuity. Danka’s vision is to empower customers to benefit fully from the convergence of image and document technologies in a connected environment. This approach should strengthen the company’s client relationships and expand its strategic value. For more information, visit Danka’s web site at www.danka.com.

# # #

Contacts:	Danka St. Petersburg – Sanjay Sood, 727-576-6003 Danka London – Paul G. Dumond, 44-207-603-1515

Forward-Looking Statements: Certain statements contained in this press release, or otherwise made by our officers, including statements related to our future performance and our outlook for our businesses and respective markets, projections, statements of management’s plans or objectives, forecasts of market trends and other matters, are forward-looking statements, and contain information relating to us that is based on the beliefs of our management as well as assumptions, made by, and information currently available to, our management. The words “goal”, “anticipate”, “expect”, “believe” and similar expressions as they relate to us or our management are intended to identify forward-looking statements, although not all forward looking statements contain such identifying words. No assurance can be given that the results in any forward-looking statement will be achieved. For the forward-looking statements, we claim the protection of the safe harbor for forward-looking statements provided for in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the

Securities Exchange Act of 1934. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such actual results to differ materially from those reflected in any forward-looking statements include, but are not limited to, the following: (i) any material adverse change in financial markets or in our financial position; (ii) any inability to successfully implement our strategy; (iii) any inability to achieve or maintain cost savings; (iv) increased competition in our industry and the discounting of products by our competitors; (v) new competition as a result of evolving technology; (vi) any inability by us to procure, or any inability by us to continue to gain access to and successfully distribute, new products, including digital products, color products, multifunction products and high-volume copiers, or to continue to bring current products to the marketplace at competitive costs and prices; (vii) any negative impact from the loss of any of our key senior management personnel; (viii) any negative impact from the loss of a key vendor; (ix) fluctuations in foreign currencies; (x) any change in economic conditions in domestic or international markets where we operate or have material investments which may affect demand for our services; (xi) any inability to achieve minimum equipment leasing commitments under our customer financing arrangements; (xii) any inability to comply with the financial or other covenants in our debt instruments; (xiii) any delayed or lost sales and other impacts related to the commercial and economic disruption caused by past or future terrorist attacks, the related war on terrorism, the fear of additional terrorist attacks or the war in Iraq; and (xiv) other risks including those risks identified in any of our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our analysis only as of the date they are made. Except as required by applicable law, we undertake no obligation, and do not intend, to update these forward-looking statements to reflect events or circumstances that arise after the date they are made. Furthermore, as a matter of policy, we do not generally make any specific projections as to future earnings nor do we endorse any projections regarding future performance which may be made by others outside our company.

United Kingdom Companies Act: The financial information contained in this announcement for the quarter and fiscal year ended March 31, 2003 is unaudited and does not constitute full statutory accounts within the meaning of Section 240 of the United Kingdom Companies Act 1985. Statutory accounts for the year ended March 31, 2002 have been delivered to the Registrar of Companies for England and Wales. The auditors’ report on those statutory accounts was unqualified and did not contain a statement either under Section 237(2) or 237(3) of the Companies Act 1985.

Danka is a registered trademark and Danka @ the Desktop is a trademark of Danka Business Systems PLC.

This press release contains information regarding EBITDA that is computed as earnings from continuing operations before income taxes, interest expense, depreciation and amortization and free cash flow that is computed as net cash provided by operating activities less capital expenditures plus proceeds from the sale of property and equipment. These measures are non-GAAP financial measures, defined as numerical measures of our financial performance that exclude or include amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our statement of operations, balance sheet or statement of cash flows. Pursuant to the requirements of Regulation G, we have provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

Although EBITDA and free cash flow represent non-GAAP financial measures, management considers these measures to be key operating metrics of our business. Management uses these measures in its planning and budgeting processes, to monitor and evaluate its financial and operating results and to measure performance of its separate divisions. Management also believes that EBITDA and free cash flow are useful to investors because they provide an analysis of financial and operating results using the same measures that management uses in evaluating the Company. Management expects that such measures provide investors with the means to evaluate our financial and operating results against other companies within our industry. In addition, management believes that these measures are meaningful to investors in evaluating our ability to meet our future debt service requirements, to fund our capital expenditures and working capital requirements. Our calculation of EBITDA and free cash flow may not be consistent with the calculation of these measures by other companies in our industry. EBITDA and free cash flow are not measurements of financial performance under GAAP and should not be considered as an alternative to operating income (loss) as an indicator of our operating performance or cash flows from operating activities as a measure of liquidity or any other measures of performance derived in accordance with GAAP.

Danka Business Systems PLC

Consolidated Statements of Operations for the three and twelve months ended March 31, 2003 and 2002

(In thousands, except per American Depositary Share (“ADS”) amounts)

(Unaudited)

	For the Three Months Ended		For the Year Ended
	March 31, 2003	March 31, 2002	March 31, 2003	March 31, 2002
Revenue:
Retail equipment sales	$126,816	$129,954	$476,729	$538,439
Retail service, supplies and rentals	206,095	221,172	838,709	937,790
Wholesale	23,137	20,517	84,536	78,947

Total revenue	356,048	371,643	1,399,974	1,555,176

Costs and operating expenses:
Cost of retail equipment sales	79,768	83,796	310,892	394,056
Retail service, supplies and rental costs	123,474	131,346	497,491	546,881
Wholesale costs of revenue	18,726	16,859	68,429	64,357
Selling, general and administrative expenses	127,244	137,217	484,887	531,331
Restructuring charges (credits)	—	—	(555)	(1,992)
Other (income) expense	(996)	5,295	(6,081)	11,288

Total costs and operating expenses	348,216	374,513	1,355,063	1,545,921

Operating earnings (loss) from continuing operations	7,832	(2,870)	44,911	9,255
Interest expense	(9,785)	(7,507)	(32,822)	(42,298)
Interest income	510	4,411	1,249	5,768

Earnings (loss) from continuing operations before income taxes	(1,443)	(5,966)	13,338	(27,275)
Provision (benefit) for income taxes	(386)	(10,567)	3,604	(17,407)

Earnings (loss) from continuing operations before extraordinary items	(1,057)	4,601	9,734	(9,868)
Discontinued operations, net of tax	—	10,630	—	119,490
Extraordinary gain (loss) on early retirement of debt, net of tax	—	—	—	27,933

Net earnings (loss)	$(1,057)	$15,231	$9,734	$137,555

Calculation of (loss) earnings per ADS
Earnings (loss) from continuing operations	$(1,057)	$4,601	$9,734	$(9,868)
Dividends and accretion on participating shares	(4,597)	(4,328)	(17,981)	(16,930)

Income (loss) from continuing operations available to common shareholders	$(5,654)	$273	$(8,247)	$(26,798)

Basic (loss) earnings available to common shareholders per ADS:
Net earnings (loss) per ADS, continuing operations	$(0.09)	$—	$(0.13)	$(0.43)
Net earnings (loss) per ADS, discontinued operations	—	0.18	—	1.93
Net earnings per ADS, extraordinary item	—	—	—	0.45

Net earnings (loss) per ADS	$(0.09)	$0.18	$(0.13)	$1.95

Weighted average ADSs	62,338	62,021	62,141	61,967
Diluted (loss) earnings available to common shareholders per ADS:
Net earnings (loss) per ADS, continuing operations	$(0.09)	$—	$(0.13)	$(0.43)
Net earnings (loss) per ADS, discontinued operations	—	0.18	—	1.93
Net earnings per ADS, extraordinary item	—	—	—	0.45

Net earnings (loss) per ADS	$(0.09)	$0.18	$(0.13)	$1.95

Weighted average ADSs	62,338	63,375	62,141	61,967

Certain prior year amounts have been reclassified to conform to current year presentation.

Danka Business Systems PLC

Condensed Consolidated Balance Sheets as of March 31, 2003 and March 31, 2002

(In Thousands)

(Unaudited)

	March 31, 2003	March 31, 2002
Assets
Current assets:
Cash and cash equivalents	$81,493	$59,470
Accounts receivable, net	257,329	292,350
Inventories	111,471	130,599
Prepaid expenses, deferred income taxes and other current assets	45,879	35,935

Total current assets	496,172	518,354

Equipment on operating leases, net	39,829	57,432
Property and equipment, net	67,782	60,549
Goodwill, net	256,990	231,908
Noncompete agreements, net	799	1,078
Deferred income taxes	78,480	67,583
Other assets	41,568	35,919

Total assets	$981,620	$972,823

Liabilities and shareholders’ equity
Current liabilities:
Current maturities of long-term debt and notes payable	$58,443	$36,293
Accounts payable	140,207	110,586
Accrued expenses and other current liabilities	101,749	109,219
Taxes payable	112,311	94,237
Deferred revenue	40,628	42,343

Total current liabilities	453,338	392,678

Long-term debt and notes payable, less current maturities	174,412	268,161
Deferred income taxes and other long-term liabilities	29,785	23,415

Total liabilities	657,535	684,254

6.5% convertible participating shares	258,376	240,520

Shareholders’ equity:
Ordinary shares, 1.25 pence stated value	5,167	5,139
Additional paid-in capital	327,173	325,880
Retained earnings (accumulated deficit)	(189,995)	(181,872)
Accumulated other comprehensive (loss) income	(76,636)	(101,098)

Total shareholders’ equity	65,709	48,049

Total liabilities & shareholders’ equity	$981,620	$972,823

Certain prior year amounts have been reclassified to conform to current year presentation.

Danka Business Systems PLC

Consolidated Statements of Cashflow for the years ended March 31, 2003 and 2002

(In Thousands)

(Unaudited)

	March 31, 2003	March 31, 2002
Operating activities:
Net earnings	$9,734	$137,555
Adjustments to reconcile net earnings to net cash provided:
Extraordinary gain on debt retirement	—	(27,933)
Net earnings and gain from sale of discontinued operations	—	(119,490)
Depreciation and amortization	57,828	92,347
Deferred income taxes	(16,818)	(12,440)
Amortization of debt issuance costs	10,944	5,187
Loss on sale of property and equipment and equipment on operating leases	5,933	14,075
Proceeds from sale of equipment on operating leases	1,986	5,483
Restructuring and other special charges (credits)	—	(1,992)
Loss on sale of business	462	—
Changes in net assets and liabilities:
Accounts receivable	35,021	54,048
Inventories	19,128	68,924
Prepaid expenses and other current assets	5,185	7,520
Other non-current assets	(18,597)	(14,002)
Accounts payable	29,622	(26,018)
Accrued expenses and other current liabilities	9,935	(29,054)
Deferred revenue	(1,714)	7,374
Other long-term liabilities	6,369	(6,018)

Net cash provided by operating activities	155,018	155,566

Investing activities:
Capital expenditures	(48,550)	(50,577)
Proceeds from the sale of property and equipment	633	928
Net proceeds from the sale of business	5,940	273,994

Net cash provided by (used in) investing activities	(41,977)	224,345

Financing activities:
Net payments under line of credit agreements	(54,013)	(341,845)
Principal payments of debt	(18,301)	(25,281)
Payment of debt issue costs	(20,435)	(25,797)

Net cash used in financing activities	(92,749)	(392,923)

Effect of exchange rates	1,731	3,397

Net increase (decrease) in cash	22,023	(9,615)

Cash and cash equivalents, beginning of period	59,470	69,085

Cash and cash equivalents, end of period	$81,493	$59,470

Certain prior year amounts have been reclassified to conform to current year presentation.

Danka Business Systems PLC

EBITDA (Earnings Befoe Interst, Taxes, Depreciation and Amortization)
for the three months ended

(In Thousands)

(Unaudited)

	March 31, 2003	December 31, 2002	September 30, 2002	June 30, 2002
Operating earnings (loss) from continuing operations before income taxes	(1,443)	4,503	2,400	7,879
Interest expense	9,785	8,734	6,881	7,423
Depreciation and amortization	14,716	13,991	14,579	14,542

EBITDA	23,058	27,228	23,860	29,844

Danka Business Systems PLC

Free cash flow for the three and twelve months ended March 31, 2003

(In Thousands)

(Unaudited)

	For the Three Months Ended		For the Year Ended
	March 31, 2003	March 31, 2002	March 31, 2003	March 31, 2002
Net cash provided by operating activities	33,169	65,400	155,018	155,566
Capital expenditures	(16,496)	(16,596)	(48,550)	(50,577)
Proceeds from the sale of property and equipment	170	735	633	928

Free cash flow	16,843	49,539	107,101	105,917

Danka Business Systems PLC

Restatement of Earnings for SFAS 142

(In thousands, except per American Depositary Share (“ADS”) amounts)

(Unaudited)

	For the Three Months Ended		For the Year Ended
	March 31, 2003	March 31, 2002	March 31, 2003	March 31, 2002
Reported net earnings (loss)	$(1,057)	$15,231	$9,734	$137,555
Add-back goodwill amortization, net of taxes	—	1,477	—	5,244

Adjusted net earnings (loss)	$(1,057)	$16,708	$9,734	$142,799

Basic (loss) earnings available to common shareholders per ADS:
Reported net earnings (loss) per ADS	$(0.09)	$0.18	$(0.13)	$1.95
Add-back goodwill amortization, net of taxes	—	0.02	—	0.08

Adjusted net earnings (loss) per ADS	$(0.09)	$0.20	$(0.13)	$2.03

Weighted average ADSs	62,338	62,021	62,141	61,967

Diluted (loss) earnings available to common shareholders per ADS:
Reported net earnings (loss) per ADS	$(0.09)	$0.18	$(0.13)	$1.95
Add-back goodwill amortization, net of taxes	—	0.02	—	0.08

Adjusted net earnings (loss) per ADS	$(0.09)	$0.20	$(0.13)	$2.03

Weighted average ADSs	62,338	63,375	62,141	61,967